Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Phillip Haan
Vice President - Investor Relations
Phone:	847-735-4092

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results
8.8% Growth in Revenue;
GAAP Diluted EPS of $1.32 and Diluted EPS, as adjusted, of $1.35;
2017 Guidance: Narrowing Revenue Guidance and Diluted EPS, as adjusted, Range of $4.00 to $4.10

LAKE FOREST, Ill., July 27, 2017 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2017:

•	Consolidated net sales increased 8.8 percent versus second quarter 2016; excluding the impact of acquisitions, sales increased 7.1 percent.

•	On a GAAP basis, operating earnings increased by 4 percent. Adjusted operating earnings were up 6 percent versus the prior year.

•	On a GAAP basis, diluted EPS of $1.32 increased by $0.15 compared to the prior year. Diluted EPS, as adjusted, was $1.35, a $0.16 increase.

“Our second quarter revenues increased by 8.8 percent,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “Our top line reflected strong growth rates in all three of our primary boat categories, and the outboard engine and fitness businesses. Additionally, our parts and accessories businesses contributed solid growth in the quarter.

“Our performance in the second quarter reflected continued successful execution of our growth strategy, including our focus on product leadership,” Schwabero continued. “Marine market data indicates a healthy U.S. marketplace, which is consistent with our assumptions entering the year. Overall demand in non-U.S. marine markets was also strong, led by gains in Europe and Canada as well as improving conditions in other regions.

"Our Fitness business continues to successfully execute against its integration and transformation plans, which in 2017 include new product introductions, changes to the manufacturing footprint and further cost realignment actions. The benefits from these activities will begin to favorably impact the segment's growth rates and margin performance in the second half of 2017 and beyond.

"Our consolidated top-line growth remained strong, while gross margin in the second quarter declined. A majority of the decline resulted from a number of factors in the Fitness segment, including unfavorable changes in sales mix, as well as the impacts from warranty adjustments and legal costs in the fiberglass sterndrive / inboard boat business. Margin performance in the engine segment remained strong. We also continued to exercise strong discipline over operating expenses.

“Adjusted operating earnings increased by 6 percent compared to the prior year quarter. The improvement in operating earnings, combined with a lower effective tax rate and fewer shares outstanding, led to a 13 percent increase in diluted earnings per common share, as adjusted,” Schwabero concluded.

Second Quarter Results

For the second quarter of 2017, the Company reported net sales of $1,352.0 million, up from $1,242.2 million a year earlier. For the quarter, the Company reported operating earnings of $168.6 million, which included $5.7 million of restructuring, exit and integration charges. In the second quarter of 2016, the Company had operating earnings of $161.9 million, which included $2.6 million of restructuring, exit and integration charges.

For the second quarter of 2017, Brunswick reported net earnings of $119.4 million, or $1.32 per diluted share, compared with net earnings of $108.1 million, or $1.17 per diluted share, for the second quarter of 2016. Diluted EPS for the second quarter of 2017 included $0.03 per diluted share of restructuring, exit and integration charges. Diluted EPS on a GAAP and as adjusted basis in the second quarter of 2017 reflects a $0.02 per diluted share net income tax benefit from share based compensation activity. The diluted EPS for the second quarter of 2016 included $0.02 per diluted share of restructuring, exit and integration charges.

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $448.7 million at the end of the second quarter, down $20.7 million from year-end 2016 levels. The reduction reflects net cash provided by operating activities during the first six months of the year of $171.8 million, a decrease of $49.5 million versus the prior year. The decline was the result of an increase in seasonal working capital usage during the year-to-date period.

In addition, net cash used for investing and financing activities of $161.7 million reduced cash and marketable securities balances. Investing and financing activities during the year-to-date period included $107.9 million of capital expenditures, $60.0 million of common stock repurchases and $29.4 million of dividend payments, partially offset by $35.0 million of proceeds from the maturities of marketable securities.

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $766.2 million in the second quarter of 2017, up 6 percent from $719.7 million in the second quarter of 2016.

International sales, which represented 28 percent of total segment sales in the quarter, were up 11 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $148.2 million. This compares with operating earnings of $139.0 million in the second quarter of 2016.

Sales increases in the quarter were led by the outboard engine business as well as solid growth from the parts and accessories businesses, which included revenue from an acquisition completed in the fourth quarter of 2016, partially offset by declines in the sterndrive engine business. Higher revenues and improved cost efficiencies contributed to the increase in operating earnings in the second quarter of 2017. Partially offsetting these factors were the unfavorable impact from foreign exchange and planned increases in growth investments.

Boat Segment

The Boat segment, comprised of 15 boat brands, reported net sales of $412.1 million for the second quarter of 2017, an increase of 12 percent compared with $368.1 million in the second quarter of 2016. International sales, which represented 27 percent of total segment sales in the quarter, increased by 11 percent compared to the prior year period. For the second quarter of 2017, the Boat segment reported operating earnings of $24.7 million, which included $1.2 million of restructuring, exit and integration charges. This compares with operating earnings of $22.7 million in the second quarter of 2016.

The Boat segment's revenue reflected strong growth in all three of our primary boat categories. The increase in operating earnings benefited from higher sales, which was partially offset by increased warranty and legal expenses in the fiberglass sterndrive/inboard boat business.

Fitness Segment

The Fitness segment designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the second quarter of 2017 totaled $250.5 million, up 9 percent from $229.8 million in the second quarter of 2016. International sales, which represented 48 percent of total segment sales in the quarter, increased by 17 percent.

Excluding the impact of acquisitions, Fitness segment sales on a constant currency basis increased by 6 percent in the quarter compared to the prior year. For the quarter, the Fitness segment reported operating earnings of $18.5 million, including restructuring, exit and integration charges of $4.5 million. This compares with operating earnings of $24.1 million in the second quarter of 2016 which included $2.6 million of restructuring, exit and integration charges.

The increase in revenue reflected growth in international sales and benefits from the ICG acquisition. The decline in operating earnings resulted from the unfavorable margin impacts from changes in sales mix; planned costs associated with capacity expansions, new product introductions and manufacturing facility transitions; the net unfavorable impacts of non-recurring adjustments between periods and foreign exchange. These factors more than offset contributions from higher sales, acquisition benefits and cost reductions.

2017 Outlook

"Our outlook for 2017 continues to be generally consistent with our three-year strategic plan and reflects another year of outstanding earnings growth, with excellent cash flow generation,” said Schwabero. “We believe we are well-positioned to generate strong sales and adjusted earnings per share growth in 2017 and beyond.
“We expect our marine businesses’ top-line performance will benefit from the continuation of solid growth in the U.S. and international markets and the success of our new products. The Fitness segment is expected to benefit from overall growth in global commercial Fitness markets, as well as contributions from new products, particularly in the second half of 2017. As a result, our consolidated plan reflects revenue growth rates in 2017 in the range of 7 to 8 percent. In total, acquisitions are expected to account for about one percent of 2017’s projected growth, reflecting the impact of completed transactions.

“For the full-year, we anticipate a slight improvement in operating margins as we plan to continue benefiting from volume leverage and cost reductions related to efficiency initiatives. Gross margin trends over the second half are expected to improve, but will be down for the year. Operating expenses are estimated to increase in 2017 as we continue to fund incremental investments to support growth, with second half increases slightly below the first half. However, on a percentage of sales basis, they are expected to be at lower levels than 2016,” Schwabero said.

“We are narrowing the range for our full-year expectations of diluted EPS, as adjusted, to $4.00 to $4.10. Finally, for 2017, our expectation remains that we will generate positive free cash flow in excess of $250 million,” Schwabero concluded.

Use of Non-GAAP Financial Information; Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

For purpose of comparison, percentage changes in second quarter 2017 net sales are also shown using second quarter 2016 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.
Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit and integration costs, special tax items and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Phillip C. Haan, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q2). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, August 3, 2017, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4513 9515#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; negative currency trends; our ability to complete and integrate targeted acquisitions; our ability to implement our strategic plan and growth initiatives; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; retaining our relationships with dealers, distributors and independent boat builders; credit and collections risks; retaining key customers; protecting our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; meeting supply objectives; meeting pension funding obligations; managing our share repurchases; higher energy and fuel costs; competitive pricing pressures; developing new and innovative products at a competitive price, in legal compliance; maintaining product quality and service standards; outages or breaches of technology systems; competitor activity; product liability, warranty and other claims risks; increased costs of legal and regulatory compliance; having to record an impairment to the value of goodwill and other assets; international business risks; attracting and retaining key contributors; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2016. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	July 1, 2017	July 2, 2016	% Change
Net sales	$1,352.0	$1,242.2	9%
Cost of sales	983.1	888.9	11%
Selling, general and administrative expense	158.1	153.7	3%
Research and development expense	36.5	35.1	4%
Restructuring, exit and integration charges	5.7	2.6	NM
Operating earnings	168.6	161.9	4%
Equity earnings	1.4	1.0	40%
Other income (expense), net	2.8	(0.1)	NM
Earnings before interest and income taxes	172.8	162.8	6%
Interest expense	(6.7)	(7.0)	-4%
Interest income	0.4	0.4	0%
Earnings before income taxes	166.5	156.2	7%
Income tax provision	47.1	48.1	-2%
Net earnings from continuing operations	119.4	108.1	10%

Net loss from discontinued operations, net of tax	—	(0.0)	NM

Net earnings	$119.4	$108.1	10%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$1.33	$1.18
Loss from discontinued operations	—	(0.00)
Net earnings	$1.33	$1.18	13%

Diluted
Earnings from continuing operations	$1.32	$1.17
Loss from discontinued operations	—	(0.00)
Net earnings	$1.32	$1.17	13%

Weighted average shares used for computation of:
Basic earnings per common share	89.8	91.5
Diluted earnings per common share	90.6	92.3

Effective tax rate from continuing operations	28.3%	30.8%

Reconciliations
Continuing Operations:
Operating earnings	$168.6	$161.9	4%
Restructuring, exit and integration charges	5.7	2.6	NM
Adjusted operating earnings	$174.3	$164.5	6%

Earnings before income taxes	$166.5	$156.2	7%
Restructuring, exit and integration charges	5.7	2.6	NM
Adjusted pretax earnings	$172.2	$158.8	8%

Earnings per common share:
Earnings from continuing operations	$1.32	$1.17
Restructuring, exit and integration charges	0.03	0.02
Diluted earnings from continuing operations, as adjusted	$1.35	$1.19	13%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	July 1, 2017	July 2, 2016	% Change
Net sales	$2,512.3	$2,312.5	9%
Cost of sales	1,843.3	1,677.1	10%
Selling, general and administrative expense	317.4	301.4	5%
Research and development expense	73.1	69.7	5%
Restructuring, exit and integration charges	20.9	6.4	NM
Operating earnings	257.6	257.9	0%
Equity earnings	3.7	1.8	NM
Other income, net	4.5	0.9	NM
Earnings before interest and income taxes	265.8	260.6	2%
Interest expense	(13.3)	(13.8)	-4%
Interest income	0.9	0.8	13%
Earnings before income taxes	253.4	247.6	2%
Income tax provision	69.1	76.3	-9%
Net earnings from continuing operations	184.3	171.3	8%

Net earnings from discontinued operations, net of tax	—	1.6	-100%

Net earnings	$184.3	$172.9	7%

Earnings per common share:
Basic
Earnings from continuing operations	$2.05	$1.87
Earnings from discontinued operations	—	0.02
Net earnings	$2.05	$1.89	8%

Diluted
Earnings from continuing operations	$2.03	$1.85
Earnings from discontinued operations	—	0.02
Net earnings	$2.03	$1.87	9%

Weighted average shares used for computation of:
Basic earnings per common share	90.0	91.6
Diluted earnings per common share	90.8	92.6

Effective tax rate from continuing operations	27.3%	30.8%

Reconciliations
Continuing Operations:
Operating earnings	$257.6	$257.9	0%
Restructuring, exit and integration charges	20.9	6.4	NM
Adjusted operating earnings	$278.5	$264.3	5%

Earnings before income taxes	$253.4	$247.6	2%
Restructuring, exit and integration charges	20.9	6.4	NM
Adjusted pretax earnings	$274.3	$254.0	8%

Earnings per common share:
Earnings from continuing operations	$2.03	$1.85
Restructuring, exit and integration charges	0.17	0.04
Special tax items	(0.01)	(0.00)
Diluted earnings from continuing operations, as adjusted	$2.19	$1.89	16%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016
Marine Engine	$766.2	$719.7	6%	$148.2	$139.0	7%	19.3%	19.3%
Boat	412.1	368.1	12%	24.7	22.7	9%	6.0%	6.2%
Marine eliminations	(76.8)	(75.4)	2%	—	—
Total Marine	1,101.5	1,012.4	9%	172.9	161.7	7%	15.7%	16.0%

Fitness	250.5	229.8	9%	18.5	24.1	-23%	7.4%	10.5%
Pension costs	—	—		(2.4)	(3.7)	35%
Corporate/Other	—	—		(20.4)	(20.2)	-1%
Total	$1,352.0	$1,242.2	9%	$168.6	$161.9	4%	12.5%	13.0%

	Six Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016
Marine Engine	$1,398.0	$1,315.2	6%	$236.7	$217.3	9%	16.9%	16.5%
Boat	794.8	704.9	13%	27.9	39.1	-29%	3.5%	5.5%
Marine eliminations	(166.6)	(155.7)	7%	—	—
Total Marine	2,026.2	1,864.4	9%	264.6	256.4	3%	13.1%	13.8%

Fitness	486.1	448.1	8%	36.8	44.2	-17%	7.6%	9.9%
Pension costs	—	—		(4.7)	(7.4)	36%
Corporate/Other	—	—		(39.1)	(35.3)	-11%
Total	$2,512.3	$2,312.5	9%	$257.6	$257.9	0%	10.3%	11.2%

(1) Operating earnings (loss) for the three months ended July 1, 2017, includes $5.7 million of pretax restructuring, exit and integration charges consisting of $4.5 million in the Fitness segment and $1.2 million in the Boat segment. Operating earnings (loss) for the six months ended July 1, 2017, includes $20.9 million of pretax restructuring, exit and integration charges consisting of $11.6 million in the Boat segment, $6.9 million in the Fitness segment and $2.4 million in Corporate/Other. Operating earnings (loss) for the three months and six months ended July 2, 2016, includes $2.6 million and $6.4 million, respectively, of pretax restructuring, exit and integration charges in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	July 1, 2017	December 31, 2016	July 2, 2016
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$437.2	$422.4	$492.8
Restricted cash	10.7	11.2	12.7
Short-term investments in marketable securities	0.8	35.8	0.5
Total cash and short-term investments in marketable securities	448.7	469.4	506.0
Accounts and notes receivable, net	524.6	417.3	482.1
Inventories
Finished goods	489.4	502.7	455.0
Work-in-process	106.3	91.1	94.9
Raw materials	173.6	168.3	156.9
Net inventories	769.3	762.1	706.8
Prepaid expenses and other	35.2	39.7	38.0
Current assets	1,777.8	1,688.5	1,732.9

Net property	682.2	645.3	572.6

Other assets
Goodwill	417.6	413.8	393.1
Other intangibles, net	161.7	164.8	135.0
Equity investments	22.5	20.7	26.0
Deferred income tax asset	272.8	307.8	334.6
Other long-term assets	49.1	43.8	49.4
Other assets	923.7	950.9	938.1

Total assets	$3,383.7	$3,284.7	$3,243.6

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$5.8	$5.9	$4.7
Accounts payable	393.8	392.7	366.3
Accrued expenses	586.2	566.3	559.6
Current liabilities	985.8	964.9	930.6

Debt	438.2	436.5	447.9
Other long-term liabilities	411.9	443.2	476.9
Shareholders’ equity	1,547.8	1,440.1	1,388.2
Total liabilities and shareholders’ equity	$3,383.7	$3,284.7	$3,243.6

Supplemental Information
Debt-to-capitalization rate	22.3%	23.5%	24.6%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities
Net earnings	$184.3	$172.9
Less: earnings from discontinued operations, net of tax	—	1.6
Net earnings from continuing operations	184.3	171.3
Depreciation and amortization	55.2	50.6
Pension funding, net of expense	(37.5)	(29.5)
Deferred income taxes	35.0	53.4
Equity in earnings of unconsolidated affiliates	(3.7)	(1.8)
Changes in certain current assets and current liabilities	(88.8)	(36.7)
Income taxes	10.8	7.0
Other, net	16.5	7.0
Net cash provided by operating activities of continuing operations*	171.8	221.3
Net cash used for operating activities of discontinued operations	(0.3)	(3.2)
Net cash provided by operating activities*	171.5	218.1

Cash flows from investing activities
Capital expenditures	(107.9)	(90.0)
Sales or maturities of marketable securities	35.0	10.7
Investments	2.0	(1.3)
Acquisition of businesses, net of cash acquired	—	(215.9)
Proceeds from the sale of property, plant and equipment	7.8	1.6
Other, net	(0.5)	1.3
Net cash used for investing activities	(63.6)	(293.6)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.3)	(0.2)
Common stock repurchases	(60.0)	(60.0)
Cash dividends paid	(29.4)	(27.2)
Proceeds from share-based compensation activity	5.8	11.8
Tax withholding associated with shares issued for share-based compensation	(14.2)	(17.7)
Net cash used for financing activities*	(98.1)	(94.6)

Effect of exchange rate changes	4.5	5.6
Net increase (decrease) in Cash and cash equivalents and Restricted cash	14.3	(164.5)
Cash and cash equivalents and Restricted cash at beginning of period	433.6	670.0

Cash and cash equivalents and Restricted cash at end of period	447.9	505.5
Less: Restricted cash	10.7	12.7
Cash and cash equivalents at end of period	$437.2	$492.8

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations*	$171.8	$221.3

Net cash provided by (used for):
Capital expenditures	(107.9)	(90.0)
Proceeds from the sale of property, plant and equipment	7.8	1.6
Effect of exchange rate changes	4.5	5.6
Total free cash flow*	$76.2	$138.5

* As a result of adopting new accounting guidance, both years include amounts related to net excess tax benefits or deficiencies resulting from share-based compensation activity.